Exhibit 99.1

For Additional Information:

Bryan Giglia

SVP – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS ANNOUNCES SENIOR LEADERSHIP RESTRUCTURING

Kenneth E. Cruse and Robert A. Alter to Co-Lead Sunstone’s Growth Strategy

ALISO VIEJO, CA – December 17, 2010 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced a restructuring of its senior leadership team.

Kenneth E. Cruse has been named as President. Mr. Cruse was previously Executive Vice President and Chief Financial Officer, a position he has held since 2007. Mr. Cruse will continue to serve as Chief Financial Officer. Since he joined the Company in 2005, Mr. Cruse has served in various senior management positions, including head of asset management.

Robert A. Alter’s role as Executive Chairman of the Board will be expanded to include greater involvement in the execution of the Company’s business plan. Mr. Alter founded the Company in 1995 and acted as Chief Executive Officer through March of 2007, during which time he was responsible for executing the Company’s management, operations and growth strategy. Mr. Alter will be based out of the Company’s offices in Aliso Viejo.

Lew Wolff’s role as Co-Chairman of the Board will also be expanded to include greater involvement in the execution of the Company’s strategy, including the sourcing and evaluation of hotel acquisition opportunities.

Marc A. Hoffman will remain as Executive Vice President and Chief Operating Officer, responsible for oversight of the Company’s asset management and design and construction functions.

Bob Alter said, “We are pleased to announce a new leadership structure that will leverage the talents and experience of our team members and will enhance coordination and execution. I look forward to working with the leadership team to capitalize on near term growth opportunities.”

Other key members of the Company’s senior leadership team include Bryan Giglia, Senior Vice President – Corporate Finance & Acquisitions; Lindsay Monge, Senior Vice President, Treasurer and Secretary; and Guy Lindsey, Senior Vice President – Design & Construction.

Lew Wolff said, “Ken and the members of Sunstone’s leadership team have been actively involved in all facets of Sunstone’s business and have played integral roles in each of our major transactions since the Company’s IPO in 2004. The Board of Directors is confident that this team will effectively create stockholder value while maintaining the highest levels of discipline, honor and integrity.”

Effective immediately, Arthur L. Buser, Jr. has resigned as President and Chief Executive Officer and as a member of the Company’s Board of Directors.

The Company will host a conference call to discuss the leadership restructuring on Monday, December 20, at 9:00 a.m. EST (6:00 a.m. PST). A live web cast of the call will be available via the Investor Relations section of the Company’s website. Alternatively, investors may dial 1-877-941-8631 (for domestic callers) or 1-480-629-9819 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (NYSE: SHO) is a lodging real estate investment trust (“REIT”) that owns 31 hotels comprised of 11,722 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Fairmont, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

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